Exhibit 10.1

RECEIVABLES SALE AGREEMENT

DATED AS OF JULY 31, 2006

AMONG

JBH RECEIVABLES LLC,
AS THE SELLER,

J.B. HUNT TRANSPORT, INC.,
AS THE INITIAL COLLECTION AGENT,

ABN AMRO BANK N.V.,
AS THE AGENT,

THE COMMITTED PURCHASERS
FROM TIME TO TIME PARTY HERETO,

AND

WINDMILL FUNDING CORPORATION

ii

SCHEDULES	DESCRIPTION

Schedule I	Definitions
Schedule II	Liquidity Providers and Commitments of Committed Purchasers

EXHIBITS	DESCRIPTION

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment to the Conduit from the Committed Purchasers
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originator
Exhibit E	Subsidiaries
Exhibit F	Lock-Boxes and Lock-Box Banks
Exhibit G	Form of Lock-Box Letter
Exhibit H	Credit and Collection Policy

iii

RECEIVABLES SALE AGREEMENT

RECEIVABLES SALE AGREEMENT, dated as of July 31, 2006, among JBH Receivables LLC, a Delaware limited liability company, as Seller (the “Seller”), J.B. Hunt Transport, Inc., a Georgia corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”), the committed purchasers party hereto (the “Committed Purchasers”), and Windmill Funding Corporation (the “Conduit”).  Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.  The Committed Purchasers and the Commitments of the Committed Purchasers are listed on Schedule II.

The parties hereto agree as follows:

ARTICLE I
PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1.   Sales.

(a)   The Sold Interest.   Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to the Conduit or, only if the Conduit declines to make the applicable purchase, ratably to the Committed Purchasers an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections.  Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d).  The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest”) equals at any time the sum of the following percentages:

I	+	PRP
ER

where:

I                       =   the outstanding Investment of such Purchaser at such time;

ER            =   the Eligible Receivables Balance at such time; and

PRP     =   the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes.  During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the commencement of the relevant Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement.  The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest,” which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

(b)  Conduit Purchase Option and Other Purchasers’ Commitments.  Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit have any obligation to make a Purchase.  Each purchaser listed on Schedule II hereto (together, the “Committed Purchasers” and each, a “Committed Purchaser”) severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), that the Conduit has refused to make a requested Purchase), to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitment.  Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.”  Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.”

(c)  Incremental Purchases.  In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request substantially in the form of Exhibit A, by (i) 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, in the case of each Purchase by the Conduit, (ii) 10:00 a.m. (Chicago time) three Business Days before the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Eurodollar Rate and (iii) 10:00 a.m. (Chicago time) on the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Prime Rate, or, in each of the foregoing cases, such later time or day as the Conduit or the Committed Purchasers, as applicable, may agree.  Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount).  An Incremental Purchase may only be requested from the Conduit unless the Conduit, in its sole discretion, determines not to make such Incremental Purchase, in which case the Seller may request such Incremental Purchase from the Committed Purchasers.  The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested.  If the Conduit determines, in its sole discretion, to make all or any portion of the requested Purchase, the Conduit shall transfer to the Agent’s Account the Purchase Amount (or portion thereof) on the requested Purchase Date.  If the Conduit determines, in its sole discretion, not to make all or any portion of a requested Purchase and the Seller requests the Incremental Purchase from the Committed Purchasers, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of that portion of the requested Purchase Amount not funded by the Conduit into the Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which, in the case of a Purchase that is to accrue Discount at the Eurodollar Rate, in no event will be earlier

2

than three Business Days after such request is made to the Committed Purchasers).  The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent’s Account.

(d)  Reinvestment Purchases.  Unless the Conduit has provided to the Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked by the Conduit) that it no longer wishes to make Reinvestment Purchases (in which case the Conduit’s Reinvestment Purchases, but not those of the Committed Purchasers, will cease), on each day before the Liquidity Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect, a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser.  The Conduit may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

Section 1.2.   Interim Liquidations.  (a) Optional.  The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days’ prior written notice specifying the date on which the Interim Liquidation will commence and, if desired, when such Interim Liquidation will cease (identified as a specific date prior to the Liquidity Termination Date or as when the Aggregate Investment is reduced to a specified amount).  If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by giving the Agent and the Collection Agent at least three Business Days’ prior written notice before the date on which it desires such Interim Liquidation to cease.

(b)  Mandatory.  If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, Reinvestment Purchases will cease and an Interim Liquidation will commence, which will cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

Section 1.3.   Selection of Discount Rates and Tranche Periods. (a) The Conduit.  The Conduit’s Investment will accrue Funding Charges for each day on which it is outstanding.  On each Settlement Date the Seller shall pay to the Agent (for the benefit of the Conduit) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Investment for the immediately preceding Discount Period. The Agent shall allocate the Investment of the Conduit to Tranche Periods in its sole discretion.

(b)  Committed Purchasers.  All Investment of the Committed Purchasers will be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply.  In each request for an Incremental Purchase from the Committed Purchasers and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto.  All Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment.  Any Investment of the Committed Purchasers not allocated to a

3

Tranche Period will be a Prime Tranche.  During the pendency of a Termination Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche.  All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period.  If, by the time required by this Section 1.3(b), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment will automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period.  Any Investment purchased from the Conduit pursuant to the Transfer Agreement will accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

(c)  If the Agent or any Committed Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Committed Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Committed Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Committed Purchaser, shall suspend the availability of future Eurodollar Tranches until such time as the Agent or applicable Committed Purchaser provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding Eurodollar Tranche so affected.  All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

Section 1.4.   Fees and Other Costs and Expenses.  (a) The Seller shall pay to the Agent for the ratable benefit of the Committed Purchasers, such amounts as agreed to with the Committed Purchasers and the Agent in the Fee Letter.

(b)  If (i) the amount of the Conduit’s Investment is reduced (other than as a result of a Put) on any date other than the last day of a CP Tranche, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced on any day other than the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

(c)  Investment, Discount and Funding Charges are not recourse obligations of the Seller and shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables).  The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder.

(d)  Notwithstanding anything in this Agreement to the contrary, in no event will the Funding Charges or Discount charged and payable hereunder exceed any maximum interest rate imposed by applicable law or regulation.

Section 1.5.   Maintenance of Sold Interest; Deemed Collection.   (a) General.  If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate

4

Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller.

(b)   Deemed Collections.   If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation.  If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the Outstanding Balance of such Receivable.  All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

(c)   Adjustment to Sold Interest.   At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver the amount of such Deemed Collections to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

(d)   Receivables Retransfers.   If the Agent receives Deemed Collections or if an adjustment is made to the Sold Interest pursuant to Section 1.5(c) that in either case equals to or exceeds the Outstanding Balance of any Receivable, the Seller may request that the Agent, on behalf of the Purchasers, transfer all right, title and interest of such Purchasers in and to such Receivable to the Seller, and the Agent shall, promptly following such request, effect such transfer to the Seller.  Each transfer made by the Agent under this Section will be without recourse, representation or warranty, express or implied, of any type or kind on the part of the Agent and the Purchasers.  The Seller shall bear all costs and expenses incurred by the Agent or any Purchaser in effecting any such transfer to the Seller.

(e)   Payment Assumption.   Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.6.   Reduction in Commitments.   The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Investment.  Each such

5

reduction in the Aggregate Commitment will reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and will reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is no less than the outstanding Aggregate Investment.

Section 1.7.   Optional Repurchases.   At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon ten days’ notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

Section 1.8.   Security Interest.   (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchasers, a security interest in all Receivables, Related Security, Collections and Collection Accounts to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.  The Seller and Collection Agent shall hold in trust for the benefit of the Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(c), Section 2.3 or Article III hereof.  After the occurrence of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Instructing Group, distribute any Collections to any Person (whether as payment on the Subordinated Note or otherwise) other than the Agent and the Purchasers (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereto) until all amounts owed under the Transaction Documents to the Agent and the Purchasers are indefeasibly paid in full.

(b)  The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement as security for fulfillment of Seller’s obligations under the Transaction Documents.  The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment.  This assignment includes (a) all monies due and to become due to the Seller from the Originator or the Parent under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator or the Parent under or in connection with the Purchase Agreement.  All provisions of the Purchase Agreement inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person.  At any time that a Termination Event has occurred and is continuing, the Agent will all have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder).  All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder constitute Collections hereunder and shall be applied in accordance herewith.

(c)  This agreement is a security agreement for purposes of the UCC.  Upon the occurrence of a Termination Event, the Agent will have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.

6

ARTICLE II
SALES TO AND FROM THE CONDUIT; ALLOCATIONS

Section 2.1.   Required Purchases from the Conduit.   (a) The Conduit may, at any time sell to the Committed Purchasers pursuant to the Transfer Agreement any percentage designated by the Conduit of the Conduit’s Investment and its related Conduit Settlement (each, a “Put”).

(b)  Any portion of the Conduit’s Investment and related Conduit Settlement purchased by a Committed Purchaser will be considered part of such Purchaser’s Investment and related Conduit Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of the Conduit’s Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Conduit Settlement, (ii) all accrued and unpaid Discount owed to the Conduit (whether or not then due) to the end of each applicable Tranche Period to which any portion of the Conduit’s Investment being Put has been allocated, (iii) the pro rata portion of all accrued but unpaid fees (whether or not then due) payable to the Conduit in connection herewith at the time of such purchase represented by the Assigned Conduit Settlement and (iv) the pro rata portion of all accrued and unpaid costs, expenses and indemnities due to the Conduit from the Seller in connection herewith represented by the Assigned Conduit Settlement.

(c)  Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested by the Agent in Permitted Investments.  All earnings on such Permitted Investments shall be promptly remitted by the Agent to the Seller.

Section 2.2.   Purchases by the Conduit.  The Conduit may at any time deliver to the Agent and each Committed Purchaser a notification of assignment in substantially the form of Exhibit B.  If the Conduit delivers such notice, each Committed Purchaser shall sell to the Conduit and the Conduit shall purchase in full from each Committed Purchaser, the Investment of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Committed Purchaser to the Conduit pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Committed Purchaser has not suffered a Bankruptcy Event.

Section 2.3.   Allocations and Distributions.

(a)   Settlement Dates.   On the Business Day following each Deposit Date occurring prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date.  The balance of such Collections shall be released to the Seller on a daily basis.  On each Settlement Date prior to the Liquidity Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:

7

(i)           to the Collection Agent, an amount equal to the Collection Agent Fee due and payable on such date;

(ii)          all fees and other amounts due and payable to the Agent;

(iii)         ratably to the Purchasers, all Funding Charges and Discount due and payable on such date;

(iv)        ratably to the Purchasers, all other amounts due and payable to the Purchasers under the Transaction Documents; and

(v)         to the Seller.

On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to such Committed Purchasers from amounts set aside for such purpose pursuant to Section 3.2(a).

If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

(b)   Liquidity Termination Date and Interim Liquidations.   On each day during any Interim Liquidation and on each day on and after the Liquidity Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated in the follow order:

(i)           to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;

(ii)          to the Agent until all amounts owed to the Agent have been paid in full;

(iii)         to the Purchasers until all amounts owed to the Purchasers have been paid in full;

(iv)        to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(v)         to the Seller.

8

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account, from such set aside Collections, all Investment, Discount and Funding Charges allocated to such Tranche Period and all Tranche Periods that ended before such date that are payable in accordance with clause (iii) above.  No distributions will be made to pay amounts under clauses (iv) and (v) until sufficient Collections have been set aside to pay all outstanding amounts described in clauses (i) through (iii).  All other amounts described in clauses (i) through (iii) above shall be paid when due.  All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers.  If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser’s Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

ARTICLE III
ADMINISTRATION AND COLLECTIONS

Section 3.1.  Appointment of Collection Agent.  (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III.  As the Initial Collection Agent, the Originator is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent.  The Initial Collection Agent acknowledges that the Agent and each Purchaser have relied on the Initial Collection Agent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent.  At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Originator (or any successor Collection Agent).

(b)  The Initial Collection Agent may delegate its duties and obligations as Collection Agent to an Affiliate of the Initial Collection Agent (acting as a sub-collection agent).  Notwithstanding such delegation, the Initial Collection Agent will remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Initial Collection Agent for such performance.  The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

(c)  If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent.  The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the

9

new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables).  The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent.

Section 3.2.  Duties of Collection Agent.  (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it.  The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled and pay from such Collections all Funding Charges and Discount when due.  If so instructed by the Agent, after the occurrence of a Collection Agent Replacement Event, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the Business Day following receipt.  Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

(b)  If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable.  Any such extension or adjustment will not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder.  If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

(c)  The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable.  The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items.  The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

(d)  The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.

Section 3.3.  Reports.  On or before the 15th day of each month, and at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding Settlement Period or such other preceding period

10

as is requested (each a “Periodic Report”), containing the information described on Exhibit C (with such modifications or additional information as requested by the Agent or the Instructing Group).

Section 3.4.  Lock-Box Arrangements.  The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters.  The Seller agrees to take any action requested by the Agent to facilitate the foregoing.  After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller.  If the Agent takes control of any Collection Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Collection Account.

Section 3.5.  Enforcement Rights.  (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee.  The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks.  Upon the Agent’s request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b)  After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement.  The Agent’s powers under this Section 3.5(b) do not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor do such powers confer any obligation whatsoever upon the Agent.

(c)  Neither the Agent nor any Purchaser has any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

Section 3.6.  Collection Agent Fee.  On each Settlement Date, the Seller shall pay to the Collection Agent a fee for the immediately preceding Settlement Period as compensation for its

11

services (the “Collection Agent Fee”) equal to (a) at all times an Affiliate of the Seller is the Collection Agent, the Collection Agent Fee Rate divided by twelve multiplied by the Eligible Receivables Balance on the first day of each calendar month and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time.  The Collection Agent Fee is payable solely as provided in Section 2.3.

Section 3.7.  Responsibilities of the Seller.  The Seller shall, or shall cause the Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction.  The Seller shall, and shall cause the Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originator, under the Purchase Agreement.  The Agent’s or any Purchaser’s exercise of any rights hereunder do not relieve the Seller or the Originator from such obligations.  Neither the Agent nor any Purchaser has any obligation to perform any obligation of the Seller or of the Originator or any other obligation or liability in connection with the Receivables or the Related Security.

Section 3.8.  Actions by Seller.  The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originator or any other Affiliate of the Seller or of the Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation.  If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers’ share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon.  Any such moneys collected by the Seller or the Originators or other Affiliate of the Seller pursuant to this Section 3.8 shall be treated as part of the Sold Interest in Collections for application as provided herein.

Section 3.9.  Indemnities by the Collection Agent.  Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser, each Conduit Funding Source and their respective officers, directors, agents and employees (each a “Collection Agent Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Collection Agent Indemnified Losses”) at any time imposed on or incurred by any Collection Agent Indemnified Party to the extent arising out of or otherwise relating to:

(i)           any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which was false or incorrect in any material respect when made;

12

(ii)          the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

(iii)         any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(iv)        the imposition of any Lien with respect to any Receivable, Related Security or Collection Account as a result of any action taken by the Collection Agent under any Transaction Documents;

(v)         the failure of any Receivable reported by the Collection Agent as part of the Eligible Receivables Balance in any Periodic Report to have been an Eligible Receivable as of the last day of the Settlement Period for which such Periodic Report was prepaid; or

(vi)        any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Collection Agent Indemnified Losses resulted solely from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Collection Agent Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence limits the liability of the Collection Agent or limit the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.  Representations and Warranties.  The Seller represents and warrants to the Agent and each Purchaser that:

(a)          Existence and Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure

13

to obtain such license, authorization, consent or approval would not have an adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of a material portion of the Receivables.

(b)         Authorization and No Contravention.  The execution, delivery and performance by each of the Seller and each Seller Entity of each Transaction Document to which it is a party and the creation of all security interests provided for herein and therein (i) are within its limited liability company powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any other Seller Entity’s organizational documents or (C) any agreement, order or other instrument to which it or any other Seller Entity is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller or any other Seller Entity.

(c)          No Consent Required.  No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Seller Entity of any Transaction Document to which it is a party or any transaction contemplated thereby.

(d)         Binding Effect.  Each Transaction Document to which the Seller or any Seller Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(e)          Perfection of Ownership Interest.  Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim.  The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser at all times has a valid and continuing undivided percentage ownership interest, which is a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code enforceable as such against creditors of and purchasers from the Seller, in the Receivables and Collections to the extent of its Purchase Interest then in effect.  Other than the ownership or security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections.  The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder.  The Seller has caused or will have caused, within ten days after the date hereof, the filing of all appropriate

14

financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by Seller hereunder.

(f)          Accuracy of Information.  All information furnished by the Seller, any Seller Entity or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

(g)         No Actions, Suits.  There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Seller Entity or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Seller Entity or any Subsidiary or on the collectibility of a material portion of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby.  None of the Seller, any Seller Entity or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Seller Entities and the Subsidiaries taken as a whole or (ii) the collectibility of a material portion of the Receivables.

(h)         No Material Adverse Effect.  Since July 20, 2006, there has been no Material Adverse Effect.

(i)           Accuracy of Exhibits; Lock-Box Arrangements.  All information on Exhibits D-F (listing offices and names of the Seller and the Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.  None of the Seller’s or Originator’s locations (including without limitation their respective chief executive offices and principal places of business) has changed within the past 12 months (or such shorter period as the Seller has been in existence).  Neither the Seller nor the Originator has been known by or used any corporate, fictitious or trade name other than a name set forth of Exhibit D.  Exhibit D lists the federal employer identification numbers of the Seller and the Originator.  The Seller has delivered a copy of all Lock-Box Agreements to the Agent.  The Seller has not granted any interest in any Lock-Box or Collection Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Collection Account at such Lock-Box Bank.

(j)           Sales by the Originator.  Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement.  Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy

15

Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

(k)          Eligible Receivables.  Each Receivable comprising part of the Eligible Receivables Balance as of the date of any calculation of the Sold Interest as part of the Eligible Receivables Balance was an Eligible Receivable as of the date of such calculation.

(l)           Use of Proceeds.  No proceeds of any Purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(m)         Not an Investment Company.  No Seller Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

ARTICLE V
COVENANTS

Section 5.1.  Covenants of the Seller.  The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) otherwise consents:

(a)  Financial Reporting.  The Seller shall, and shall cause each Seller Entity and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and shall furnish to the Agent and each Purchaser:

(i)           Annual Financial Statements.  Within 100 days after each fiscal year of (A) the Parent copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;

(ii)          Quarterly Financial Statements.  Within 45 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements

16

described in part (A) of clause (i) of this Section 5.l(a) and (B) the Seller the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

(iii)         Public Reports.  Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and

(iv)        Other Information.  With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent or any Purchaser (with a copy of such request to the Agent).

(b)  Notices.  Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

(i)           Potential Termination Events.  The occurrence of any Potential Termination Event;

(ii)          Representations and Warranties.  The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

(iii)         Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller Entity, any Subsidiary or the collectibility or quality of a material portion of the Receivables;

(iv)        Judgments.  The entry of any judgment, award or decree against any Seller Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Seller Entities and the Subsidiaries exceeds $15,000,000 (net of actual uncontested insurance coverage or effective uncontested indemnifications with respect thereto) or the entry of a judgment, award or decree against the Seller; or

(v)         Changes in Business.  Any change in, or proposed change in, the character of any Seller Entity’s business that could impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.

(c)  Conduct of Business.  The Seller shall perform, and shall cause each Seller Entity and Subsidiary to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

17

(d)  Compliance with Laws.  The Seller shall comply, and shall cause each Seller Entity and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject.

(e)  Furnishing Information and Inspection of Records.  The Seller shall furnish to the Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent or a Purchaser may request.  The Seller shall, and shall cause the Originator to, permit, at any time during regular business hours, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller and the Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or the Originator’s officers, directors, employees or independent public accountants having knowledge of such matters.  Once a year, the Agent may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

(f)   Keeping Records.  (i) The Seller shall, and shall cause the Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable).  The Seller shall give the Agent prior notice of any material change in such administrative and operating procedures.

(ii)  The Seller shall, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interest in the Receivables and the Collections and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

(g)  Perfection.  (i) The Seller shall, and shall cause the Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreement, the Collection Accounts and proceeds thereof free and clear of any Adverse Claim (other than the Seller’s interest therein) (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest).  The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.

18

(ii)          The Seller shall, and shall cause the Originator to, only change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or the Records following thirty (30) days advance written notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii)         Each of the Seller and the Originator shall at all times maintain its chief executive offices and the Originator shall maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect.  If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Collection Accounts.

(h)  Performance of Duties.  The Seller shall perform, and shall cause each Seller Entity and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents.  The Seller (at its expense) shall, and shall cause each Seller Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Collection Accounts.

(i)   Payments on Receivables, Accounts.  The Seller shall, and shall cause the Originator to, at all times instruct all Obligors to deliver payments on the Receivables (including Deemed Collections) to a Lock-Box or Collection Account.  If any such payments or other Collections are received by the Seller or the Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within one Business Day after receipt) remit such funds into a Collection Account.  The Seller shall cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter.  The Seller shall not permit the funds of any Affiliate to be deposited into any Collection Account.  If such funds are nevertheless deposited into any Collection Account, the Seller shall promptly identify and separate such funds for segregation.  The Seller shall not, and shall not permit any Collection Agent or other Person to, Collections or other funds to which the Agent or any Purchaser is entitled with any other funds other than monies representing the proceeds of truck sales and insurance proceeds contained in a Collection Account.  The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, or Collection Account to those listed on Exhibit F if the Agent has received notice of and has consented to such addition, and has received a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank.  The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Collection Account, upon 30 days advance notice to the Agent.

19

(j)   Sales and Adverse Claims Relating to Receivables.  Except as otherwise provided herein, the Seller shall not, and shall not permit the Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

(k)  Extension or Amendment of Receivables.  Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller shall not, and shall not permit the Originator to, extend, amend, rescind or cancel any Receivable.

(l)   Change in Business or Credit and Collection Policy.  The Seller shall not make any material change in the character of its business and shall not, and shall not permit the Originator to, make any material change to the Credit and Collection Policy.

(m) Certain Agreements.  The Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation or limited liability company agreement.

(n)  Other Business.  The Seller shall not:  (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(o)  Nonconsolidation.  The Seller shall operate in such a manner that the separate corporate existence of the Seller and each Seller Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Seller Entity and Affiliate thereof and, without limiting the generality of the foregoing:

(i)           the Seller shall not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

(ii)          the Seller shall maintain a business office separate from that of each of the Seller Entities and the Affiliates thereof;

(iii)         the Seller shall cause the financial statements and books and records of the Seller and the Originator to reflect the separate corporate existence of the Seller;

(iv)        the Seller shall except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller shall not permit any Seller Entity or Affiliate thereof to (A) pay the Seller’s

20

expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise; and

(v)         the Seller will not act as agent for any Seller Entity or Affiliate, but instead will present itself to the public as a limited liability company separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

(p)  Mergers, Consolidations and Acquisitions.  The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.

(q)  Payments on Subordinated Note.  Subject to the provisions of Section 9 of the Subordinated Note, the Seller may make payments on the Subordinated Note at any time from Collections not comprising part of the Sold Interest in Collections.  Subject to the provisions of Section 9 of the Subordinated Note, the Seller may make payments on the Subordinated Note from Collections comprising part of the Sold Interest in Collections, but only after paying (i) all amounts due to the Agent and Purchasers hereunder on or prior to the immediately succeeding Settlement Date, if such payments on the Subordinated Note are to be made prior to the occurrence of a Termination Event (or Potential Termination Event described in clause (b) or (e) of the definition of Termination Event), or, (ii) after paying all amounts owing (whether or not due) to the Agent and the Purchasers hereunder if such payments on the Subordinated Note are to be made after the occurrence of a Termination Event (or after the occurrence of a Potential Termination Event described in clause (b) or (e) of the definition of Termination Event).

ARTICLE VI
INDEMNIFICATION

Section 6.1.   Indemnities by the Seller.  Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser, each Conduit Funding Source and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party

21

seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization.  Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

(i)           any representation or warranty made by the Seller, any Seller Entity or the Collection Agent (or any employee or agent of the Seller, any Seller Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Seller Entity or the Collection Agent pursuant hereto, which was false or incorrect in any material respect when made or deemed made;

(ii)          the failure by the Seller, any Seller Entity, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation or the failure by the Seller to satisfy any of its obligations under any Transaction Document;

(iii)         the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1 and Section 1.8, free and clear of any Adverse Claim;

(iv)        any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v)         any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi)        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii)       any failure of the Seller or any Seller Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

(viii)      any action taken by the Agent  as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

22

(ix)         any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 6.2.   Increased Cost and Reduced Return.  If the adoption after the date hereof of any applicable law, rule or regulation, or accounting principle, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Conduit Funding Source, the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority or Accounting Authority (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of the Conduit, will enable the Conduit to compensate any Conduit Funding Source) for such increased cost or reduction.

Section 6.3.   Other Costs and Expenses.  The Seller shall pay to the Agent on demand all fees, costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Collection Accounts, including fees, costs and expenses of legal counsel for the Agent and the Conduit relating to any of the foregoing or to advising the Agent, the Purchasers and any Conduit Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser and each Conduit Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event.  The Seller shall reimburse the Agent and each Purchaser for the cost of the Agent’s or

23

such Purchaser’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller.  The Seller shall reimburse the Conduit for any amounts the Conduit must pay to any Conduit Funding Source pursuant to any Funding Agreement on account of any Tax.  The Seller shall reimburse the Conduit on demand for all other costs and expenses incurred by the Conduit or any shareholder of the Conduit in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of the Ratings and the fees and out-of-pocket expenses of counsel of the Agent, the Conduit or any shareholder, or administrator, of the Conduit for advice relating to the Conduit’s operation.

Section 6.4.   Withholding Taxes.  (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient).  If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made.  If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand.  If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)  Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes.  Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5.   Payments and Allocations.  If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error.  The Seller will pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

24

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1.   Conditions to Closing.  This Agreement will become effective on the first date all conditions in this Section 7.1 are satisfied.  On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

(a)          A certificate of the Secretary of each of the Seller and each Seller Entity certifying (i) the resolutions of the Seller’s and each Seller Entity’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or any Seller Entity’s behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and each Seller Entity’s certificate or articles of incorporation or formation certified by the Secretary of State of its state of organization, (iv) a copy of the Seller’s and each Seller Entity’s limited liability company agreement or by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or any Seller Entity has material operations.

(b)         All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections, the Purchase Agreement and the Collection Accounts in all appropriate jurisdictions.

(c)          UCC search reports from all jurisdictions the Agent requests.

(d)         Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters, (iii) a Periodic Report covering the month ended June 30, 2006 and (iv) each Transaction Document.

(e)          Favorable opinions of counsel to the Seller and each Seller Entity covering such matters as the Agent or any Purchaser may request.

(f)          Such other approvals, opinions or documents as the Agent or any Purchaser may request.

Section 7.2.   Conditions to Each Purchase.  The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase will evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a)          no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) then exists or shall occurs as a result of the Purchase;

(b)         the Liquidity Termination Date has not occurred;

25

(c)          after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

(d)         the representations and warranties of the Seller, the Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

(e)          each of the Seller and each Seller Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations of each Committed Purchaser to the Conduit (including the Transfer Agreement).

ARTICLE VIII
THE AGENT

Section 8.1.   Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser.  The Agent has no duties, obligations or liabilities other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event will the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

Section 8.2.   Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3.   Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees is liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Agent is not responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Seller Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Seller Entity or any

26

of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII.  The Agent has no obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Seller Entity or any of their Affiliates.

Section 8.4.   Reliance by Agent.  The Agent may in all cases be entitled to rely, and is fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent.  The Agent is in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall receives such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

Section 8.5.   Assumed Payments.  Unless the Agent has received notice from the applicable Purchaser before the date of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but has no obligation to) make available such amount to the appropriate Person.  If and to the extent that any Purchaser has not made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

Section 8.6.   Notice of Termination Events.  The Agent will not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event.  The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but is not obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

Section 8.7.   Non-Reliance on Agent and Other Purchasers.  Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Seller Entity, is deemed to constitute any representation or warranty by the Agent.  Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Seller Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding

27

Settlement Period.  Except for items specifically required to be delivered hereunder, the Agent has no duty or responsibility to provide any Purchaser with any information concerning the Seller, any Seller Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8.   Agent and Affiliates.  The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Seller Entity or any of their Affiliates and, in its roles as a Committed Purchaser, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent.  The parties acknowledge that ABN AMRO acts as agent for the Conduit and subagent for the Conduit’s management company in various capacities, as well as providing credit facilities and other support for the Conduit not contained in the Transaction Documents.

Section 8.9.   Indemnification.  Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Seller Entity and without limiting the obligation of the Seller or any Seller Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person is designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.10.   Successor Agent.  The Agent may, upon at least five (5) days notice to the Seller and each Purchaser, resign as Agent.  Such resignation will not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent will succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent will be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Section 3.9, Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX
MISCELLANEOUS

Section 9.1.   Termination.  The Conduit will cease to be a party hereto when the Conduit Termination Date has occurred, the Conduit holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full.  This Agreement will terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts

28

payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser, and each Conduit Funding Source under Section 3.9, Article VI and Section 8.9 will survive such termination.

Section 9.2.   Notices.  Unless otherwise specified, all notices and other communications hereunder must be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person.  Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation.  Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation will not affect the validity of the telephone notice.  The Agent’s records of all such conversations will be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent will govern absent manifest error.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

Section 9.3.   Payments and Computations.  Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person).  The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith.  All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt).  The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder.  The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  All computations of interest, fees, Discount and Funding Charges will be calculated for the actual days elapsed based on a 360 day year.

Section 9.4.   Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise),

29

without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3).  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5.   Right of Setoff.  During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6.   Amendments.  Except as otherwise expressly provided herein, no amendment or waiver hereof will be effective unless signed by the Seller, the Agent and the Instructing Group.  In addition, no amendment of any Transaction Document will, without the consent of (a) all the Committed Purchasers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Committed Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Required Committed Purchasers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any provision of the Limited Guaranty, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Seller Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account.  Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account) or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable.  Any amendment hereof will apply to each Purchaser equally and is binding upon the Seller, the Purchasers and the Agent.

Section 9.7.   Waivers.  No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder operates as a waiver thereof, nor will any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof will be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived will be deemed to be cured and not continuing, but no such waiver extends to (or impair any right consequent upon)

30

any subsequent or other Potential Termination Event.  Any additional Funding Charges or Discount that have accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Committed Purchasers, of the Required Committed Purchasers.

Section 9.8.   Successors and Assigns; Participations; Assignments.

(a)  Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

(b)  Participations.  Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Transfer Agreement.  Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

(c)  Assignments by Committed Purchasers.  Any Committed Purchaser may assign to one or more financial institutions (“Purchasing Committed Purchasers”), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the Agent.  Prior to the occurrence of a Termination Event, any such assignment requires the prior written consent of the Seller which may not be unreasonably withheld.  Any such assignment by a Committed Purchaser must be for an amount of at least Five Million Dollars.  Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the Agent.  Any partial assignment will be deemed an assignment of an identical percentage of such selling Committed Purchaser’s Investment and its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement.  Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as

31

a Committed Purchaser, any Investment and any related Assigned Conduit Settlement described in the Transfer Supplement.

(d)  Replaceable Committed Purchasers.  If any Committed Purchaser other than ABN AMRO (a “Replaceable Committed Purchaser”) (i) petitions the Seller for any amounts under Section 6.2 or (ii) has a short-term debt rating lower than the “A-1+” by S&P and “P-1” by Moody’s, the Seller or the Conduit may designate a replacement financial institution (a “Replacement Committed Purchaser”) reasonably acceptable to the Agent and, prior to the occurrence of a Termination Event, consented to by the Seller (which consent shall not be unreasonably withheld) to which such Replaceable Committed Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Settlement, to the Replacement Committed Purchaser in accordance with Section 9.8(c).

(e)  Assignment by the Conduit.  Each party hereto agrees and consents (i) to the Conduit’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Conduit Purchase Interest and the Conduit Settlement and (ii) to the complete assignment by the Conduit of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment the Conduit shall be released from all obligations and duties hereunder to the extent accruing thereafter; provided, however, that the Conduit may not, without the prior consent of the Required Committed Purchasers and, prior to the occurrence of a Termination Event, the Seller, which consent of the Seller shall not be unreasonably withheld, transfer any of its rights hereunder or under the Transfer Agreement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially identical to the Ratings.  The Conduit shall promptly notify each party hereto of any such assignment.  Upon such an assignment of any portion of the Conduit’s Purchase Interest and the Conduit Settlement, the assignee will have all of the rights of the Conduit hereunder relate to such Conduit Purchase Interest and the Conduit Settlement.

(f)   Opinions of Counsel.  If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

Section 9.9.   Intended Tax Characterization.  It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”).  The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 9.10.   Confidentiality.  The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith

32

in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) any entity organized to loan, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (vi) the Conduit’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vii) Governmental Authorities with appropriate jurisdiction.  Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

Section 9.11.   Agreement Not to Petition.  Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for the Conduit, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Conduit to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the Conduit under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Conduit, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Conduit.  The provisions of this Section 9.11 will survive the termination of this Agreement.

Section 9.12.   Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) the Conduit has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) the Conduit could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing the Conduit’s securitization program or (y) all of the Conduit’s commercial paper notes are paid in full.  Any amount which the Conduit does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of the Conduit for any such insufficiency unless and until the Conduit satisfies the provisions of clauses (i) and (ii) above.  The provisions of this Section 9.12 will survive the termination of this Agreement.

33

Section 9.13.   No Recourse.  The obligations of the Conduit, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse may be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

Section 9.14.   Headings; Counterparts.  Article and Section Headings in this Agreement are for reference only and do not affect the construction of this Agreement.  This Agreement may be executed by different parties on any number of counterparts, each of which constitute an original and all of which, taken together, constitute one and the same agreement.

Section 9.15.   Cumulative Rights and Severability.  All rights and remedies of the Purchasers and Agent hereunder are cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  Any provision hereof that is prohibited or unenforceable in any jurisdiction is ineffective in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.16.   Governing Law; Submission to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.  THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.  The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum.  Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 9.17.   WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE

Section 9.18.   Third Party Beneficiaries.  Each Collection Agent Indemnified Party, Indemnified Party and Funding Party that is not a party to this Agreement is a third party beneficiary (each a “Named Beneficiary”) of this Agreement with a right to enforce the provisions of this Agreement that inure to its benefit.  Any amendment or waiver of this Agreement executed and delivered pursuant to Section 9.8 is binding on such Named Beneficiaries.  This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any Persons that are neither signatories to this Agreement nor Named Beneficiaries.

34

Section 9.19.   Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

35

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO BANK N.V., as the Agent			ABN AMRO BANK N.V., as a Committed Purchaser
By			By
	Title			Title
By			By
	Title			Title
	Address:	Structured Finance,		Address:	Structured Finance,
		Asset Securitization			Asset Securitization
		540 West Madison			540 West Madison
		Chicago, Illinois 60661			Chicago, Illinois 60661
		Attention: Lender Agent-Conduit			Attention: Administrator-Conduit
	Telephone:	(312) 904-6263		Telephone:	(312) 904-6263
	Telecopy:	(312) 992-1527		Telecopy:	(312) 992-1527

WINDMILL FUNDING CORPORATION
By
Title
	Address:	c/o Global Securitization Services, LLC 445 Broad Hollow Road, Suite 239 Melville, New York 11747 Attention: Andrew Stidd
	Telephone:	(212) 302-5151
	Telecopy:	(212) 302-8767

36

JBH RECEIVABLES LLC, as Seller

By
Title
Address:

Attention:
Telephone:
Telecopy:

J.B. HUNT TRANSPORT, INC.,
   as Initial Collection Agent

By
Title
Address:

Attention:
Telephone:
Telecopy:

37

SCHEDULE I
DEFINITIONS

The following terms have the meanings set forth, or referred to, below:

“ABN AMRO” means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Accrued Dilution” means for any Settlement Period, the total amount of Dilution occurring during such Settlement Period calculated in accordance with GAAP.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Agent’s Account” means the account designated to the Seller and the Purchasers by the Agent.

“Aggregate Commitment” means $204,000,000, as such amount may be reduced pursuant to Section 1.6.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve, Discount Reserve and Collection Agent Fee Reserve.

“Assigned Conduit Settlement” means, for each Committed Purchaser for any Put, the product of such Purchaser’s Purchased Percentage and the amount of the Conduit Settlement being transferred pursuant to such Put.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

“Collection” means any amount paid on a Receivable or actually remitted by the Seller as a Deemed Collection under Section 1.5(b).

“Collection Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

“Collection Agent” is defined in Section 3.1(a).

“Collection Agent Fee” is defined in Section 3.6.

“Collection Agent Fee Rate” means 1.50%.

“Collection Agent Fee Reserve” means (i) so long as Parent has a senior unsecured long-term indebtedness rating of BBB- (or higher) by S&P and Baa3 (or higher) by Moody’s an amount equal to zero, or (ii) at any other time an amount equal to the product of (A) 2.0, (B) the Turnover Ratio, (C) the Collection Agent Fee Rate and (D) the Eligible Receivables Balance at the beginning of the calendar month.

“Collection Agent Replacement Event” means the occurrence of any one or more of the following:

(a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document;

(b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made;

(c) the Collection Agent suffers a Bankruptcy Event; or

(d) for so long as the Collection Agent is an Affiliate of the Seller, a Termination Event.

“Commitment” means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.

“Committed Purchasers” is defined in Section 1.1(b).

“Conduit” is defined in the first paragraph hereof.

“Conduit Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for the Conduit.

“Conduit Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to the Conduit (or owed to the Agent or the Collection Agent for the benefit of the Conduit) by the Seller that, if paid, would be applied to reduce the Conduit’s Investment.

“Conduit Termination Date” means the earlier of (a) the Business Day designated by the Conduit at any time to the Seller and (b) the Liquidity Termination Date.

“CP Dealer” means, at any time, each Person the Conduit then engages as a placement agent or commercial paper dealer.

“CP Discount” means, for any Discount Period, the amount of interest or discount accrued, during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by the Conduit to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.

“CP Rate” means, for any CP Tranche Period, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by the Conduit, as agreed between each such CP Dealer and the Conduit.  If such rate is a discount rate, the CP Rate shall be the rate resulting from the Conduit’s converting such discount rate to an interest-bearing equivalent rate.  If the Conduit determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate will be the Prime Rate.  The CP Rate shall include all costs and expenses to the Conduit of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

“Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit H.

“Credit Sales” means, for any period of determination, the aggregate amount of trade receivables with credit terms of any kind originated by the Originator during such period.

“Deemed Collections” is defined in Section 1.5(c).

“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the aggregate Outstanding Balance of all Defaulted Receivables as of the end of such Settlement Period and the denominator of which is the Eligible Receivables Balance as of the end of such Settlement Period.

“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid by the Obligor thereof more than 90 days past the invoice date thereof or (b) the Obligor on which has suffered a Bankruptcy Event or (c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Delinquency Horizon” means, for any Settlement Period, the calendar month ending three months prior to the last day of such Settlement Period.

“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the aggregate Outstanding Balance of all Delinquent Receivables as of the end of such Settlement Period plus the aggregate Outstanding Balance of all Charge-Offs as of the end of such Settlement Period and the denominator of which is the total amount of Credit Sales generated during the Delinquency Horizon.

“Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) (a) on which any amount is unpaid more than 60 days after the invoice date thereof, and (b) is not a Defaulted Receivable.

“Deposit Date” means each day on which any Collections are deposited in any Account or on which the Collection Agent receives any Collections.

“Designated Financial Officer” means the Chief Financial Officer, Treasurer, Assistant Treasurer, or such other person acceptable to the Agent of the Seller or the relevant Seller Entity, as applicable.

“Dilution” means, for any Settlement Period, the amount Deemed Collections deemed to be received during such Settlement Period pursuant to Section 1.5(b).

“Dilution Horizon” means, for any Settlement Period, the calendar month ending immediately prior to the beginning of such Settlement Period.

“Dilution Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilutions during such Settlement Period, and the denominator of which is the amount of Credit Sales generated during the Dilution Horizon.

“Dilution Reserve” means, for any Settlement Period, the product of 2.5 times the highest Accrued Dilution occurring during any of the six most recent Settlement Periods.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360.

“Discount Period” means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

“Discount Rate” means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

“Discount Reserve” means, at any time, the product of 2.0% and Aggregate Investment.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the Conduit on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Receivable” means, at any time, any Receivable:

(i)        the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; provided, however, that not more than 2.0% of the Outstanding Balance of Eligible Receivables in the aggregate at any time may consist of Receivables due from Obligors which are residents of, organized under the laws of, or with chief executive offices in, countries other than the USA (each, an “Eligible Foreign Receivable”) if the applicable Obligor under each such Eligible Foreign Receivable (A) is a resident of a country that (x) is a member of the Organization of Economic Cooperation and Development and (y) has a long-term country risk rating of not less than A+ by S&P and A1 by Moody’s, and (B)  all payments of such Receivables are required to be made in US dollars into a Account; provided further, that all other terms hereof shall apply to such Eligible Foreign Receivables; (b) is not an Affiliate of any of the parties hereto or the Originator; provided, however, that not more than 3.0% of the Outstanding Balance of Eligible Receivables in the aggregate at any time may consist of Receivables due from Transplace, Inc. so long as all such Receivables are stated to be due and payable within 55 days after the invoice therefore and no more than 37% of the voting stock of Transplace, Inc. is owned directly or indirectly by Parent; (c) is not a government or a governmental subdivision or agency; provided, however, that not more than the 2.0% of the Outstanding Balance of Eligible Receivables in the aggregate at any time may consist of Receivables due from an Obligor that is a United States state or federal government or governmental subdivision or agency; (d) has not suffered a Bankruptcy Event; and (e) is a customer of the Originator in good standing and (f) is not an Obligor for which 50% of the Outstanding Balance of Receivables owed by such Obligor are Defaulted Receivables or Receivables that became Charge-Offs;

(ii)       which is stated to be due and payable within 30 days after the invoice therefore provided, however, that up to 3.0% of the Eligible Receivables Balance may consist of Receivables which are stated to be due and payable more than 30 days, but less than 60 days after the invoice therefor;

(iii)      which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

(iv)      which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(v)       which is denominated and payable only in Dollars in the USA;

(vi)      which arises under a contract, that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii)     which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract and (d) directs that payment be made to a Lock-Box or other collection account;

(viii)    which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(ix)      which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator’s business from the sale of goods or provision of services to a related Obligor solely by the Originator;

(x)       the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation; and

(xi)      as to which the applicable Originator has issued an invoice for payment to the applicable Obligor and satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor.

“Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables minus the amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Standard Obligor Concentration Limit or Special Limit for such Obligor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Seller Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Seller Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a) (2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Seller Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Seller Entity or any ERISA Affiliate.

“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) the “Eurodollar Margin” as set forth in that certain Senior Revolving Credit Facility Agreement dated as of April 27, 2005, as amended, among the Parent, various commercial banking institutions, Bank of America, N.A., as Administrative Agent, and various other parties thereto, plus (c) .50%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Face Amount” means the face amount of any Conduit commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

“Federal Funds Rate” means for any day the greater of (i) the average rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Rate by ABN AMRO is conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the letter agreement dated as of the date hereof among the Seller, the Agent, the Conduit and the Committed Purchasers.

“Funding Agreement” means any agreement or instrument executed by the Conduit and executed by or in favor of any Conduit Funding Source or executed by any Conduit Funding Source at the request of the Conduit (including the Program LOC).

“Funding Charges” means, for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by the Conduit in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by the Agent and other costs allocated by the Conduit to fund or maintain its Investment associated with the funding by the Conduit of small or odd lot amounts that are not funded with commercial paper notes and (ii) the Conduit’s Investment as of the end of such day and (iii) 1/360.

“Funding Parties” has the meaning set forth in Section 6.2.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Incremental Purchase” is defined in Section 1.1(b).

“Initial Collection Agent” is defined in the first paragraph hereof.

“Instructing Group” means the Required Committed Purchasers and, unless the Conduit Termination Date has occurred and the Conduit has no Investment, the Conduit.

“Intended Tax Characterization” is defined in Section 9.9.

“Interim Liquidation” means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

“Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment.  A Purchaser’s Investment will be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period.  If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

“Limited Guaranty” means the Limited Guaranty, dated the date hereof, by the Parent in favor of the Agent.

“Liquidation Period” means, for the Conduit only, all times when the Conduit is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

“Liquidity Providers” is defined in the first paragraph hereof.

“Liquidity Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent and (d) July 30, 2007.

“Lock-Box” means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Lock-Box Agreement” means each agreement between the Collection Agent and a Lock-Box Bank concerning a Collection Account.

“Lock-Box Bank” means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Lock-Box Letters” means letters in substantially the form of Exhibit G-1, G-2 (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

“Loss Horizon” means, for any Settlement Period, the two most recent calendar months ending immediately prior to the beginning of such Settlement Period.

“Loss Horizon Ratio” means, for any Settlement Period, a fraction (expressed as a percentage) the numerator of which is the aggregate Credit Sales generated by the Originators during the Loss Horizon and the denominator of which is the Eligible Receivables Balance as of the last day of such Settlement Period.

“Loss Reserve” means, for any Settlement Period, the product of (i) the greater of (a) 10% and (b) 2.25 times the highest three month rolling average Delinquency Ratio (expressed as a percentage) as of the last day of the last six Settlement Periods times the Loss Horizon Ratio multiplied by (ii) the Eligible Receivables Balance as of the last day of such Settlement Period.

“Material Adverse Effect” means:

(i) a material impairment of the ability of any Seller Entity to perform under any Transaction Document;

(ii) a material adverse effect on the legality, validity, binding effect or enforceability against any Seller Entity of any Transaction Document;

(iii) a material adverse effect on the validity, enforceability or collectibility of a material portion of the Receivables;

(iv) a material adverse effect upon the validity, perfection, priority or enforceability of the Agent’s interest, on behalf of the Purchasers, in, the Receivables, the Related Security, the Collections or the Collection Accounts; or

(v) a material adverse effect on the financial condition, business, operations or prospects of any Seller Entity.

“Matured Aggregate Investment” means, at any time, the Matured Value of the Conduit’s Investment plus the total Investments of all other Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001 (a) (3) of ERISA, to which a Seller Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five calendar years, has made, or been obligated to make, contributions.

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“Originator” means J.B. Hunt Transport, Inc., a Georgia corporation.

“Outstanding Balance” means, for any Receivable, at any time the unpaid amount thereof exclusive of all interest and finance charges, late payment charges, delinquency charges and extension and collection fees and charges.

“Parent” means J.B. Hunt Transport Services, Inc., an Arkansas corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Seller Entity sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Periodic Report” is defined in Section 3.3.

“Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1+ (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody’s or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1+ (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody’s.

“Person” means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Seller Entity sponsors or maintains or to which a Seller Entity makes, is making, or is obligated to make contributions.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.50% plus (b) during the pendency of a Termination Event, 1.50%.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originator.

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7 and in the last sentence of both Section 2.3(a) and Section 2.3(b)) at any time the Sold Interest would otherwise exceed 100% the Purchase Interest of each Purchaser then holding any Investment will be reduced automatically by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

“Purchase Limit” means $200,000,000.

“Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which it the Aggregate Investment.

“Purchasers” means the Committed Purchasers and the Conduit.

“Put” is defined in Section 2.1(a).

“Ratable Share” is defined in the Transfer Agreement.

“Rating Agency” means Moody’s, S&P and any other rating agency the Conduit chooses to rate its commercial paper notes.

“Ratings” means the ratings by the Rating Agencies of the indebtedness for borrowed money of the Conduit.

“Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator and includes the Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing.  During any Interim Liquidation and on and after the Liquidity Termination Date, the term “Receivable” will only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable.  Deemed Collections will reduce the Outstanding Balance of Receivables hereunder, so that any Receivable that has its Outstanding Balance deemed collected will cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Related Security” means all of the Originator’s rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

“Required Committed Purchasers” is defined in the Transfer Agreement.

“Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account designated by the Seller to the Agent in writing.

“Seller Entity” means the Parent and the Originator.

“Settlement Date” means (i) prior to the occurrence of a Termination Event, the 18th day of each calendar month, and (ii) after the occurrence of a Termination Event, the 18th day of each calendar month and each additional Business Day designated as such by the Agent.

“Settlement Period” means, with respect to each Settlement Date, the calendar month preceding such Settlement Date; provided, however, that after the occurrence of a Termination Event, the duration of each Settlement Period will be the number of days designated by the Agent.

“Sold Interest” is defined in Section 1.1(a).

“Special Limit” means, (i) with respect to Wal-Mart Stores, Inc. (“Wal-Mart”), an amount not to exceed 10% of the aggregate outstanding balance of all Eligible Receivables so long as its long-term unsecured indebtedness is rated no lower than A+ by S&P and A1 by Moody’s, (ii) with respect to Home Depot, Inc., an amount not to exceed 10% of the aggregate outstanding balance of all Eligible Receivables so long as its long-term unsecured indebtedness is rated no lower than A- by S&P and A3 by Moody’s,  (iii) with respect to Target Corp., an amount not to exceed 10% of the aggregate outstanding balance of all Eligible Receivables so long as its long-term unsecured indebtedness is rated no lower than A- by S&P and A3 by Moody’s (iv) with respect to any Eligible Receivables of Wal-Mart not described in clause (i) above that are fully supported by a Letter of Credit issued by ABN AMRO, an amount not to exceed 5% of the aggregate outstanding balance of all Eligible Receivables so long as Wal-Mart’s long-term unsecured indebtedness is rated no lower than A+ by S&P and A1 by Moody’s and (v) with respect to any other Obligor, such amount as may be agreed from time to time in writing from the Seller and Agent.

“Special Transaction Subaccount” means the special transaction subaccount established for this Agreement pursuant to the Conduit’s depositary agreement.

“S&P” means Standard & Poor’s Ratings Services.

“Standard Obligor Concentration Limit” means with respect to any Obligor (i) with senior unsecured long-term indebtedness rated A- (or higher) by S&P and A3 (or higher) by Moody’s, an amount not to exceed 6.0% of the Eligible Receivables Balance, (ii) with senior unsecured long-term indebtedness rated BBB (or higher) by S&P and Baa2 (or higher) and not covered in clause (i) above, an amount not to exceed 4.0% of the Eligible Receivables Balance and (iii) with respect to all other Obligors not covered in clauses (i) and (ii) and not then the subject of a Special Limit, an amount not to exceed 2.0% of the Eligible Receivables Balance.

“Subordinated Note” means the revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Seller Entity or by one or more other Subsidiaries of the Seller or such Seller Entity.  The Subsidiaries of the Parent on the date hereof are listed on Exhibit E.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means (a) for the Conduit, the Conduit Termination Date and (b) for the Committed Purchasers, the Liquidity Termination Date.

“Termination Event” means the occurrence of any one or more of the following:

(a)           any representation, warranty, certification or statement made by the Seller or any Seller Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2 which remains unremedied for 2 Business Days after written notice from the Agent); or

(b)           the Collection Agent, any Seller Entity or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a) which remains unremedied for 1 Business Day after written notice from the Agent); or

(c)           the Seller fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(e), 5.1(g), 5.1(i) or 5.1(j) of this Agreement or the Originator fails to perform any covenant or agreement in Sections 5.1(b), (e), (g), (h), (i), (j) of the Purchase Agreement; or

(d)           the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for ten Business Days or more; or

(e)           the Seller, any Seller Entity or any Subsidiary suffers a Bankruptcy Event; or

(f)            the average Delinquency Ratio for any three consecutive calendar months exceeds 4.00%, the average Default Ratio for any three consecutive calendar months exceeds 7.00%, the average Dilution Ratio for any three consecutive calendar months exceeds 1.50% or the average Turnover Ratio for any three consecutive calendar months exceeds 50 days; or

(g)           (i) the Seller, any Seller Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

(h)           (i) any Seller Entity or any Subsidiary fails to pay any of its indebtedness (except in aggregate principal amount of less than $5,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller, any Seller Entity or any Subsidiary of any of its financial assets;

(i)            the Parent fails to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and the Originator;

(j)            The Internal Revenue Service files notice of a lien with regard to any of the Receivables or Related Security, or PBGC files, or indicates its intention to file, notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Security;

(k)           The Agent, on behalf of the Purchasers, for any reason, does not have a valid, perfected first priority ownership or security interest in the Receivables or the Related Security;

(l)            (i)  any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against the Seller, or against any of its Property, in an aggregate amount in excess of $10,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(ii)           any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against any Seller Entity (other than the Seller), or against any of its Property, in an aggregate amount in excess of $15,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(m)          (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Seller Entity under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) any Seller Entity or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000;

(n)           a Collection Agent Replacement Event has occurred and is continuing; or

(o)           failure of the Agent to receive within 90 days of the date hereof an audit of the Records of the Originator from an independent public accounting firm containing such information as shall be required by the Agent and otherwise satisfactory to the Agent in its sole discretion.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

“Tranche” means a portion of the Investment allocated to a Tranche Period pursuant to Section 1.3.  A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall be one month, and (iii) for a Prime Tranche shall not exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Limited Guaranty, the Pricing Letter, the Purchase Agreement, the Subordinated Note and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Agreement” means the Conduit Transfer Agreement dated the date hereof between the Conduit, ABN AMRO Bank N.V., in its capacity as the Conduit Agent, the Conduit’s Letter of Credit Provider and a Liquidity Provider and the Other Persons who become Liquidity Providers thereunder.

“Transfer Supplement” is defined in Section 9.8.

“Turnover Ratio” means, with respect to any Settlement Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such Settlement Period and (ii) the denominator of which is equal to Collections on the Receivables during such Settlement Period by (b) the number of days in that Settlement Period.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“USA” means the United States of America (including all states and political subdivisions thereof).

“Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

“Unused Commitment” means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

The foregoing definitions are equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

COMMITTED PURCHASERS AND
COMMITMENTS OF COMMITTED PURCHASERS

Name of Committed Purchaser	Commitment

ABN AMRO Bank N.V.	$204,000,000

EXHIBIT A
TO
RECEIVABLES SALE AGREEMENT

FORM OF INCREMENTAL PURCHASE REQUEST

            , 200

ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
540 West Madison
Chicago, Illinois 60661
Attn:  Purchaser Agent-Conduit

Re:          Receivables Sale Agreement dated as of July    , 2006 (the
“Sale Agreement”), among JBH Receviables LLC, as Seller,
J.B. Hunt Transport, Inc., as Initial Collection Agent,
ABN AMRO Bank N.V., as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $             by the Conduit under the Sale Agreement. [In the event the Conduit is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $             by the Committed Purchasers under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of              months.] [Prime Rate]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement.  If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

JBH RECEVIABLES LLC

By
Title

Schedule I
to
Incremental Purchase Requests

Summary of Information Relating to Proposed Sale(s)

1.                                       Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1	Date of Notice

A2	Measurement Date (the last Business Day of the month immediately preceding the month in which the Date of Notice occurs)

A3	Proposed Purchase Dates (each of which is a Business Day)	$

A4

Respective Proposed
Incremental Purchase on
each such Purchase Date
(each Incremental
Purchase must be in a
minimum amount of
$1,000,000 and multiples
thereof, or, if less, an
amount equal to the
Maximum Incremental
Purchase Amount)

A5	Proposed Allocation among Purchasers

	Conduit	$

	Committed Purchasers	$

A6	For Committed Purchases, Tranche Period(s) and Tranche Rate(s)

Starting Date
Ending Date
Number of Days
Prime or Eurodollar

The Seller hereby represents and warrants that after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase will not exceed 100%.

A-2

EXHIBIT B
TO
RECEIVABLES SALE AGREEMENT

FORM OF NOTIFICATION OF ASSIGNMENT TO THE CONDUIT
FROM THE COMMITTED PURCHASERS

, 200

JBH Receviables LLC

ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
540 West Madison
Chicago, Illinois  60661
Attn:  Administrator-Conduit

[Insert Name and Address of each
  Liquidity Provider]

Re:     Receivables Sale Agreement dated as of July     , 2006 (the “Sale
Agreement”) among JBH Receviables LLC, as Seller,
J.B. Hunt Transport, Inc., as Initial Collection Agent,
ABN AMRO Bank N.V., as Agent,
and the Purchasers thereunder

Ladies and Gentlemen:

The Agent under the above referenced Sale Agreement hereby notifies each of you that the Conduit has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Committed Purchasers on                      (the “Purchase Date”) that portion of the Committed Purchasers’ Investments identified on Schedule I hereto (the “Assigned Interest”).  As further provided in Section 2.2 of the Sale Agreement, upon payment by the Conduit to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Committed Purchasers to the Conduit of the Assigned Interest will be complete and all payments thereon under the Sale Agreement will be made to the Conduit.

In accordance with the Sale Agreement, each Committed Purchaser’s acceptance of the portion of the purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the

Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.

Very truly yours,

ABN AMRO Bank N.V., as Agent

By
Name
Title

By
Name
Title

B-2

SCHEDULE I
TO
NOTIFICATION OF ASSIGNMENT

Dated              , 200

I.              Amount of Committed Purchaser Investment Assigned:  $

II.            Information for each Committed Purchaser:

Purchaser	Purchase Interest	Purchase Price*

*              Calculated in accordance with Section 2.2.

III.           Information for Seller:

Aggregate amount of purchase price in excess of amount of Investment assigned:  $               .

B-3

EXHIBIT C

FORM OF PERIODIC REPORT

EXHIBIT D

ADDRESSES AND NAMES OF SELLER AND ORIGINATOR

1.      Locations.  (a) The chief executive office of the Seller and the Originator are located at the following address:

No such address was different at any time since                     ,         .

(b)    The following are all the locations where the Seller and the Originator directly or through its agents maintain any Records:

[Same as (a) above]

2.      Names.  The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originator or any of its divisions or other business units that generate Receivables:

EXHIBIT E

SUBSIDIARIES

EXHIBIT F

LOCK BOXES AND LOCK-BOX BANKS

BANK	LOCK-BOX NUMBER	COLLECTION ACCOUNT

Bank of America	98545	81881-01521

LaSalle Bank		5800299264

EXHIBIT G-1

TO RECEIVABLES SALE AGREEMENT

FORM OF LOCK BOX LETTER

[Name of Lock Box Bank]

Ladies and Gentlemen:

Reference is made to the lock-box numbers                  in                  and the associated lock-box demand deposit account number                  maintained with you (such lock-boxes and associated lock-box demand deposit account, collectively, the “Accounts”), each in the name of J.B. Hunt Transport, Inc. (“[    ]”).  [    ] hereby confirms it has sold all Receivables (as defined below) to JBH Receviables LLC (the “Seller”).

In connection with the Receivables Sale Agreement, dated as of July 31, 2006 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among the Seller, the Initial Collection Agent, Windmill Funding Corporation (the “Conduit”), the financial institutions from time to time party thereto (collectively, the “Committed Purchasers”), and ABN AMRO Bank N.V., as agent (the “Agent”) for the Conduit and the Committed Purchasers (collectively, the “Purchasers”), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the “Receivables”) under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables.  As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement.  All references herein to “we” and “us” refer to [        ] and the Seller, jointly and severally.  Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.

We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent has given you notice that a Collection Agent Replacement Event has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice must be in substantially the form attached hereto as Annex A (the “Agent’s Notice”).

By this letter agreement the Originator irrevocably transfers exclusive ownership and control of its Accounts to the Seller and the Seller irrevocably transfers all of its rights and title to and interest in the Accounts acquired hereby to the Agent for the benefit of the Purchasers.  The Originator acknowledges and agrees that the Seller is transferring to the Agent the rights, titles and interests transferred by the Originator to the Seller as provided above, and each of the Originator and the Seller agrees to cooperate fully with the Agent and its agents and representatives in the exercise of such rights.

At all times prior to the receipt of the Agent’s Notice described above, all payments to be made by you out of, or in connection with the Accounts, are to be made in accordance with the instructions of the Seller or its agent.

We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent’s Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.

We also hereby notify you that, at all times from and after the date of your receipt of the Agent’s Notice as described above, the Agent will be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent’s audit purposes and mailing of such statements directly to an address specified by the Agent.  At all times from and after the date of your receipt of the Agent’s Notice, neither we nor any of our affiliates may be given any access to the Accounts.

The Agent’s Notice may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this letter agreement (or to such other address, telex or facsimile number as to which you notify the Agent in writing).  If the Agent’s Notice is given by telex or facsimile, it will be deemed to have been received when the Agent’s Notice is sent and the answerback is received (in the case of telex) or receipt is confirmed by telephone or other electronic means (in the case of facsimile).  All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.

By executing this letter agreement, you acknowledge the existence of the Agent’s right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein.  The Accounts are to be entitled “JBH Receviables LLC and ABN AMRO Bank N.V., as Agent for the Purchasers” with the subline “J.B. Hunt Transport, Inc.”.  Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect.  All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.

By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker’s lien or other purported form of claim with respect to the accounts or any funds from time to time therein.  Except for your right to payment of your service charge and fees and to make deductions for returned items, you have no rights in the Accounts or funds therein,

G-1-2

except deductions for service charges, fees and returned or misplaced items.  To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.

You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination will become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse.  Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation will be forwarded in accordance with the Agent’s instructions.  This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect.  Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.

This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing.  The terms and conditions of any agreement between us and you (a “Lock-Box Service Agreement”) (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us.  In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control.  Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

In the event [    ] becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER ARE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF             .  This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below.  This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

G-1-3

Very truly yours,

J.B. HUNT TRANSPORT, INC.

By
Title

JBH RECEVIABLES LLC

By
Title

Accepted and confirmed as of
the date first written above:

ABN AMRO BANK N.V., as Agent

By
Title

By
Title

Address of notice:

ABN AMRO Bank N.V.
Structured Finance, Asset Securitization
540 West Madison
Chicago, Illinois 60661
Attention: Purchaser Agent-the Conduit
Telephone Number: (312) 904-6263
Telecopy Number: (312) 992-1527

G-1-4

Acknowledged and agreed to as of the date first written above:

[NAME OF BANK]

By
Title

Address of notice:

G-1-5

ANNEX A TO
LOCK-BOX LETTER

[Name of Bank]

Re:                                                                    JBH Receviables LLC

Lock Box Numbers

Collection Account Number

Ladies and Gentlemen:

Reference is made to the letter agreement dated                            (the “Letter Agreement”) among J.B. Hunt Transport, Inc., JBH Receviables LLC, the undersigned, as Agent, and you concerning the above-described lock-boxes and Collection Account (collectively, the “Accounts”).  We hereby give you notice that a Collection Agent Replacement Event has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.

We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

ABN AMRO BANK N.V.

By
Title

By
Title

cc:           JBH Receviables LLC

G-1-6

EXHIBIT G-2

FORM OF LOCK BOX LETTER

(Lockbox — With Activation)

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of July 31, 2006, among J.B. Hunt Transport, Inc. (“Company”), ABN AMRO Bank N.V. (“Agent”), and Bank of America, N.A. (“Bank”) with respect to the following:

A.    Bank has agreed to establish and maintain for Company post office number 98545, 847977 and 277738 (the “Lockbox Addresses”) and deposit account number 8188101521 (the “Account”).  Bank performs the services described in Exhibit A, which includes receiving mail at the Lockbox Addresses, processing it and depositing checks and other payment instructions (“Checks”) into the Account (the “Lockbox Service”).

B.     Company has assigned to Agent a security interest in the Account and in Checks mailed to the Lockbox Addresses.

C.     Company, Agent and Bank are entering into this Agreement to evidence Agent’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.

Accordingly, Company, Agent and Bank agree as follows:

1.      (a)  This Agreement evidences Agent’s control over the Account.  Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by Agent as set forth herein directing the disposition of funds in the Account without further consent of the Company.

(b)    Company represents and warrants to Agent and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to Agent.

(c)    Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than Agent’s security interest referred to herein.

2.      During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to Agent it will not close the Account.  Bank shall have no liability in the event Company breaches this covenant to Agent.  Company and Agent acknowledge and agree that Bank may debit the Account for any ACH credit entries that may have been originated by Company but that have not settled at the time of Bank’s receipt of the Notice (defined below) or for any entries, whether debit or credit, that are subsequently returned thereafter.

A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all available balances in the Account to Agent at its account specified in the Notice (as defined below).  The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from Agent in the form of Exhibit B (the “Notice”).  A “Business Day” is each day except Saturdays, Sundays and Bank holidays.  Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.

3.      Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by Agent that all of Company’s obligations that are secured by the Checks and the Account are paid in full.  Agent shall notify Bank promptly in writing upon payment in full of Company’s obligations.

4.      Bank is permitted to charge the Account:

(a)    for its fees and charges relating to the Account or associated with the Lockbox Service and this Agreement; and

(b)    in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.

5.      (a)  If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Account, the Lockbox Service or this Agreement, Company agrees to pay Bank on demand the amount due Bank.  Company will have breached this Agreement if it has not paid Bank, within five days after such demand, the amount due Bank.

(b)    If the balances in the Account are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank on demand the amount due Bank.  If Company fails to so pay Bank immediately upon demand, Agent agrees to pay Bank within five days after Bank’s demand to Agent to pay any amount received by Agent at any time during the Activation Period with respect to such returned Check.  The failure to so pay Bank shall constitute a breach of this Agreement.

(c)    Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).

6.      (a) Each Business Day, Bank will send any Checks not processed in accordance with the Lockbox Service set-up documents as well as any other materials, such as invoices,

G-2-2

received at the Lockbox Addresses plus information regarding the deposit for the day to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will send a copy of the deposit advice to the address specified below for Agent.

(b)    In addition to the original Bank statement provided to Company, Bank will provide Agent with a duplicate of such statement.

7.      (a)  Bank will not be liable to Company or Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.

(b)    In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c)    Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d)    Bank shall have no duty to inquire or determine whether Company’s obligations to Agent are in default or whether Agent is entitled to provide the Notice to Bank.  Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e)    Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f)     Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Lockbox Addresses, the Account or any Check and shall not be in violation of this Agreement for so doing.

8.      Company shall indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) (collectively,  “Losses and Liabilities”) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement.  Further, to the

G-2-3

extent that any Losses and Liabilities are incurred by Bank after Bank’s acknowledgement of the Notice relating to the commencement of the Activation Period and such Losses and Liabilities are not paid by the Company within ten (10) Business Days, Agent shall indemnify Bank against, and hold it harmless from any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated cost of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement.  This Section does not apply to any cost or damages attributable to the gross negligence or intentional misconduct  of Bank.  Company’s and Agent’s obligations under this Section shall survive termination of this Agreement.

9.      Company shall pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) (collectively, “Expenses and Fees”) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code.  Further, to the extent that any Expenses and Fees are incurred by Bank after Bank’s acknowledgment of the Notice relating to the commencement of the Activation Period and such Expenses and Fees are not paid by the Company within ten (10) Business Days, Agent shall indemnify Bank against, and hold it harmless from any and all invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution f any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code.  Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments required hereunder).

10.    Termination and Assignment of this Agreement shall be as follows:

(a)    Agent may terminate this Agreement by providing notice to Company and Bank that all of Company’s obligations which are secured by Checks and the Account are paid in full.  Agent may also terminate or it may assign this Agreement upon 30 day’s prior written notice to Company and Bank.  Bank may terminate this Agreement upon 30 days’ prior written notice to Company and Agent.  Company may not terminate this Agreement or the Lockbox Service except with the written consent of Agent and upon prior written notice to Bank.

(b)    Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to Company and Agent if either Company or Agent breaches any of the terms of this Agreement, or any other agreement with Bank.

G-2-4

11.    (a)  Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(b)    The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.

12.    (a)  This Agreement may be amended only by a writing signed by Company, Agent and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.

(b)    This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

(c)    This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement.  This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d)    This Agreement shall be interpreted in accordance with New York law without reference to that state’s principles of conflicts of law.

13.    Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing.  Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

14.    Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or Agent.  Company and Agent agree that nothing contained in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of Bank to extend credit to Company or Agent.

G-2-5

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

J.B. HUNT TRANSPORT, INC. (“Company”)

By:	Address for notices:
Name:
Title:

ABN AMRO BANK N.V. (“Agent”)

By:	Address for notices:
Name:
Title:	540 West Madison Street
27th Floor
By:	Chicago, Illinois 60661
Name:
Title:

BANK OF AMERICA N.A. (“Bank”)

By:	Address for notices:
Name:
Title:	Bank of America, N.A.
Deposit Support East Manager 225 N. Calvert Street Mail Code: MD4-3001-10-38 Baltimore, Maryland 21202

Pat Hudson, SVP Bank of America, N.A. Deposit Support East 225 N. Calvert Street Mail Code: MD4-3001-10-38 Baltimore, Maryland 21202

G-2-6

EXHIBIT A

DEPOSIT ACCOUNT CONTROL AGREEMENT

STANDARD TERMS AND CONDITIONS

The Lockbox Service involves processing Checks that are received at a Lockbox Addresses.  With this Service, Company instructs its customers to mail checks it wants to have processed under the Service to the Lockbox Addresses.  Bank picks up mail at the Lockbox Addresses according to its mail pick-up schedule.  Bank will have unrestricted and exclusive access to the mail directed to the Lockbox Addresses.  Bank will provide Company with the Lockbox Service for a Lockbox Addresses when Company has completed and Bank has received Bank’s then current set-up documents for the Lockbox Addresses.

If Bank receives any mail containing Company’s lockbox number at Bank’s lockbox operations location (instead of the Lockbox Addresses), Bank may handle the mail as if it had been received at the Lockbox Addresses.

PROCESSING

Bank will handle Checks received at the Lockbox Addresses according to the applicable deposit account agreement, as if the Checks were delivered by Company to Bank for deposit to the Account, except as modified by these Terms and Conditions.

Bank will open the envelopes picked up from the Lockbox Addresses and remove the contents.  For the Lockbox Addresses, Checks and other documents contained in the envelopes will be inspected and handled in the manner specified in the Company’s set-up documents.  Bank captures and reports information related to the lockbox processing, where available, if Company has specified this option in the set-up documents.  Bank will endorse all Checks Bank processes on Company’s behalf.

If Bank processes an unsigned check as instructed in the set-up documents, and the check is paid, but the account owner does not authorize payment, Company agrees to indemnify Bank, the drawee bank (which may include Bank) and any intervening collecting bank for any liability or expense incurred by such indemnitee due to the payment and collection of the check.

If Company instructs Bank not to process a check bearing a handwritten or typed notation “Payment in Full” or words of similar import on the face of the check, Company understands that Bank has adopted procedures designed to detect Checks bearing such notations; however, Bank will not be liable to Company or any other party for losses suffered if Bank fails to detect Checks bearing such notations.

G-2-7

RETURNED CHECK

Unless Company and Bank agree to another processing procedure, Bank will reclear a Check once which has been returned and marked “Refer to Maker,” “Not Sufficient Funds” or “Uncollected Funds.”  If the Check is returned for any other reason or if the Check is returned a second time, Bank will debit the Account and return the Check to Company.  Company agrees that Bank will not send a returned item notice to Company for a returned Check unless Company and Bank have agreed otherwise.

ACCEPTABLE PAYEES

For the Lockbox Addresses, Company will provide to Bank the names of Acceptable Payees (“Acceptable Payee” means Company’s name and any other payee name provided to Bank by Company as an acceptable payee for Checks to be processed under the Lockbox Service).  Bank will process a check only if it is made payable to an Acceptable Payee and if the check is otherwise processable.  Company warrants that each Acceptable Payee is either (i) a variation of Company’s name or (ii) is an affiliate of Company which has authorized Checks payable to it to be credited to the Account.  Bank may treat as an Acceptable Payee any variation of any Acceptable Payee’s name that Bank deems to be reasonable.

CHANGES TO PROCESSING INSTRUCTIONS

Company may request Bank orally or in writing to make changes to the processing instructions (including changes to Acceptable Payees) for any Lockbox Addresses by contacting its Bank representative, so long as such changes do not conflict with the terms of the Deposit Account Control Agreement.  Bank will not be obligated to implement any requested changes until Bank has actually received the requests and had a reasonable opportunity to act upon them.  In making changes, Bank is entitled to rely on instructions purporting to be from Company.

G-2-8

EXHIBIT B
DEPOSIT ACCOUNT CONTROL AGREEMENT

[Letterhead of Agent]

To:                              Bank of America, N.A.
[Address]

Re:                                                                       JBH Receivables Corp.

Account No.

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement dated July 31, 2006 (the “Agreement”) among JBH Receivables Corp., us and you regarding the above-described account (the “Account”).  In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name:
Bank Address:
ABA No.:
Account Name:
Account No.:
Beneficiary’s Name:

Very truly yours,

ABN AMRO BANK N.V.,
as Agent

By:
Name:
Title:

By:
Name:
Title:

G-2-9

EXHIBIT H

CREDIT AND COLLECTION POLICY